Exhibit 99.1

TurboChef Receives NASDAQ Listing Compliance Notification; Company Current on all SEC Filings

Atlanta, Georgia, September 25, 2007 - TurboChef Technologies, Inc. (NASDAQ: OVEN) today announced that a Nasdaq Listing Qualifications Panel has notified TurboChef that it has regained compliance with the continued listing requirement of Nasdaq Marketplace Rule 4310(c)(14) related to the filing of periodic reports with the U.S. Securities and Exchange Commission and has demonstrated compliance with all other Nasdaq Marketplace Rules. Accordingly, the Panel has determined that the Company’s common stock will continue to be listed on The Nasdaq Stock Market. TurboChef filed its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 on September 24, 2007.

About TurboChef Technologies, Inc.

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and is developing equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. Visit TurboChef at www.turbochef.com.

For more information, contact:

James A. Cochran
Senior Vice President and Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
(678) 987-1700

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing, uncertainties related to the time and expenditures needed by the Company to complete its investigation regarding the Company’s stock option grants and practices, whether or not the investigation would lead to discovery of additional accounting errors or other adverse facts, the results of government inquiries and possible regulatory action or private litigation. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.